APPENDIX A

WELLS CAPITAL MANAGEMENT INCORPORATED

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO VARIABLE TRUST

Variable Trust Funds

VT Discovery Fund

VT Core Equity Fund[1]

VT Index Asset Allocation Fund

VT International Equity Fund

VT Omega Growth Fund

VT Small Cap Value Fund

VT Opportunity Fund

VT Small Cap Growth Fund

VT Total Return Bond Fund

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.

Most recent annual approval by the Board of Trustees:  March 25, 2011

Appendix A amended:  May 18, 2011

SCHEDULE A

WELLS CAPITAL MANAGEMENT

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO VARIABLE TRUST

            This fee agreement is made as of the 1st day of May, 2003, and is amended as of the 18th day of May, 2011, between Wells Fargo Funds Management, LLC (the “Adviser”) and Wells Capital Management Incorporated (the “Sub-Adviser”) and

            WHEREAS, the parties and Wells Fargo Variable Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates for each Fund listed in Appendix A:

Name of Fund	Sub-Advisory Rate
VT Discovery Fund	First 100M Next 100M Over 200M	0.45 0.40 0.35
VT Core Equity Fund[1]	First 100M Next 100M Next 300M Over 500M	0.35 0.30 0.20 0.15
VT Index Asset Allocation Fund	First 100M Next 100M Over 200M	0.15 0.125 0.10
VT International Equity Fund	First 200M Over 200M	0.45 0.40
VT Omega Growth Fund	First 100M Next 100M Next 300M Over 500M	0.35 0.30 0.20 0.15
VT Opportunity Fund	First 100M Next 100M Over 200M	0.45 0.40 0.30
VT Small Cap Growth Fund	First 100M Next 100M Over 200M	0.55 0.50 0.40
VT Small Cap Value Fund	First 100M Next 100M Over 200M	0.55 0.50 0.40
VT Total Return Bond Fund	First 100M Next 200M Next 200M Over 500M	0.20 0.175 0.15 0.10

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.
The foregoing fee schedule is agreed to as of May 18, 2011 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: _________________________________________

            Andrew Owen

            Executive Vice President

WELLS CAPITAL MANAGEMENT INCORPORATED

By: _________________________________________

            Karen Norton

            Chief Operating Officer